Exhibit 99.1

BASi PharmaKinetics Acquisition Completed

WEST LAFAYETTE, Ind. — (BUSINESS WIRE) — July 1, 2003 — Bioanalytical Systems, Inc. (Nasdaq:BASI — News) is pleased to announce completion of its acquisition of PharmaKinetics Laboratories, Inc. (OTCBB:PKLB — News) located in Baltimore, Maryland. A favorable vote on the merger was obtained from PKLB shareholders at the Special Meeting of Shareholders on June 30, 2003, and consummation of the merger was completed immediately following.

“The acquisition of PKLB will add to BASi’s strong management team and allow BASi to expand its Product and Contract Services business units, also adding new capabilities to the latter,” said Dr. Peter T. Kissinger, BASi Chairman and CEO. “BASi and PKLB are highly complementary. The BASi growth plan called for a location on the East Coast, which we found in PKLB. BASi now has offices on the East and West Coasts, as well as in the Midwest, providing much better access to valued clients.”

According to Dr. James Wilkinson, President and CEO of PKLB, “We are excited to be a part of BASi and to move forward from here. BASi’s market position as a respected provider of products and laboratory services will add significant value for both our employees and clients.”

Headquartered in West Lafayette, Indiana BASi provides contract development services and research equipment to pharmaceutical, medical device and biotechnology companies. These companies use BASi’s services and equipment to improve the speed and efficiency of preclinical, clinical and analytical development of their products. Scientists engaged in drug metabolism studies, pharmacokinetics and basic neuroscience research at pharmaceutical research organizations are BASi’s principal clients. BASi’s services group provides screening and pharmacological testing, preclinical/safety testing, formulation development, regulatory compliance and quality control testing.

PharmaKinetics Laboratories, Inc. is a contract research organization providing a range of clinical research and development services to the worldwide pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Bioanalytical Systems, Inc. Michael P. Silvon, 765/497-5831 silvon@bioanalytical.com OR KCSA Worldwide Evan Smith, 212/896-1251 Erica Pettit, 212/896-1248